Exhibit 10.23
Amendment to the
Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees
     This document (this “Amendment”) is an amendment to the Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees (the “Plan”) of Ferro Corporation (the “Company”) that was amended and restated as of January 1, 2005.
Background
A.	The Plan currently provides that a Participant’s account be deemed to be invested in Ferro Common Stock and/or cash.

B.	The Company desires to change, effective January 1, 2010, the deemed cash investment to an investment that mirrors the stable asset investment under the Ferro Corporation Savings and Stock Ownership Plan.

C.	Section 9.1 of Part A of the Plan and Section 9.1 of Part B of the Plan permit the Company to amend the Plan, provided that the amendment does not adversely affect the rights of Participants, and no Participant has yet earned the right to any contribution for the Plan Year beginning January 1, 2010; however, the prior provisions notwithstanding, the Plan may be amended to reduce or eliminate the future deemed interest or earnings credited to the amounts held in participants’ accounts.
Amendment
      NOW, THEREFORE, in consideration of the foregoing, pursuant to the provisions of Section 9.1 of Part A of the Plan and Section 9.1 of Part B of the Plan, the Plan is hereby amended, effective January 1, 2010, as follows:
1. Section 5.2 of Part A of the Plan and Section 5.2 of Part B of the Plan are amended in their entirety to read as follows:
5.2	Form of Distribution. Distribution will be in the form of a single lump sum payment. The portion of the Participant’s Account deemed to be invested in the Ferro Common Stock Account under Section 6.4 will be distributed in the form of Ferro Common Stock unless the Participant elects to receive payment of that portion in cash. The portion of the Participant’s Account deemed to be invested in the Stable Asset Account under Section 6.4 will be distributed in the form of cash.
2. Section 6.4 of Part A of the Plan and Section 6.4 of Part B of the Plan are amended in their entirety to read as follows:

6.4 Method for Crediting Investment Return. The Ferro Group Company by which the Participant is employed will maintain a separate Account for the Participant. A Participant’s Account is deemed to be invested as follows:
(A) Post-2000 Contributions. The Supplemental Matching and Supplemental Basic Pension Contributions credited to a Participant’s Account after December 31, 2000 will be deemed to be invested in Ferro Common Stock as of the date the contributions are credited under the Plan. The Account will be deemed to receive all dividends (whether in stock or cash) and stock splits which would be received if the Account was actually invested in shares of Ferro Common Stock, and such dividends and stock splits will be deemed to be reinvested in shares of Ferro Common Stock as of the date of their receipt. Each investment in Ferro Common Stock will be deemed to be made at the closing sale price of Ferro Common Stock on the New York Stock Exchange Composite Tape (as reported in The Wall Street Journal) on the trading day of the deemed investment.
(B) Pre-2001 Contributions. Only Supplemental Matching Contributions were credited under the Plan prior to 2001. The Supplemental Matching Contributions credited to a Participant’s Account prior to 2001 will be deemed to be invested as of the date the contributions are credited under the Plan in a cash account with a rate of return determined by Ferro. Prior to the beginning of each Plan Year, Ferro will determine the rate of investment credit for the following Plan Year. The prior provisions notwithstanding, the Participant was entitled to elect in writing, during the special election period provided in 2001, for all or a portion of such pre-2001 Supplemental Matching Contributions to be deemed to instead be invested in Ferro Common Stock. Under any such election, the Supplemental Matching Contributions designated by the Participant to be deemed invested in shares of Ferro Common Stock will be deemed invested as of the date the contributions were credited under the Plan, and otherwise will be valued and credited with dividends and stock splits, in the same manner as described in Section 6.4(A) above.
(C) Post-2009 Investments. Notwithstanding anything in the Plan to the contrary, effective January 1, 2010, any portion of a Participant’s Account that, as of December 31, 2009, is deemed to be invested in the cash account will be deemed to be invested in the Stable Asset Account, and any designation or election of the Participant to have future contributions credited under the Plan to be deemed invested in the cash account shall instead be deemed to be invested in the stable asset account, with the overall effect that, as of January 1, 2010 and beyond, there will be no cash accounts in the Plan. For purposes of this Section 6.4, the “Stable Asset Account” will mirror the stable asset investment in the Ferro SSOP as designated by the Company from time to time.
(D) Periodic Adjustment of Accounts. As of each Valuation Date, the Participant’s Account will be adjusted to reflect earnings and losses on the deemed investments. To the extent the Account is deemed to be invested in Ferro Common Stock, it will be credited as of each Valuation Date with hypothetical appreciation and depreciation and earnings, as computed and determined by the Administrator based on the value of Ferro Common Stock and its dividends, etc., as provided in Section 6.4(A) above. To the extent the Participant’s Account is deemed to be invested in the stable asset account, it will be credited as of each Valuation Date with the same hypothetical earnings, gains and losses as is the case with investments in the stable asset investment option under the Ferro SSOP. The Administrator will provide each Participant with a statement showing the balance credited to the Participant’s Account as of the last day of the preceding Plan Year, and at such other times as the Administrator may elect.
(E) Investment Election Changes. A Participant may elect to change the deemed investment of all or a portion of the Participant’s Account from a deemed investment in Ferro Common Stock to a deemed investment in the stable asset account (as described in Section 6.4(A) and (C) above), and vice versa. As of the effective date of a Participant’s investment election change, the Participant’s Account will be valued and adjusted in accordance with the procedures set forth in the preceding paragraph (D) to reflect the new deemed investment(s). Further, the Participant may elect to change the initial investment of all or a portion of the Participant’s future Supplemental Matching Contributions or future Supplemental Basic Pension Contributions, or both. Any investment election change by a Participant must be made in accordance with, and will be effective as provided in, procedures established by the Plan Administrator. Notwithstanding any provision of this Section 6.4 to the contrary,
(1) any Participant who is subject to Ferro Common Stock ownership requirements must satisfy those requirements both before and after any change in the deemed investment of the Participant’s Account or of future Supplemental Matching or Basic Pension Contributions, and
(2) no Participant may elect to change the deemed investment of any portion of the Participant’s Account or of future Supplemental Matching or Basic Pension Contributions if the change is prohibited by law or if any liability would result to the Participant or any Ferro Group Company.
Unless and until the Participant elects to change or to direct the investment of the Participant’s Account or future Supplemental Matching or Basic Pension Contributions pursuant to this Section 6.4(E), those amounts will be deemed to be invested as provided in Section 6.4(A) and (C) above.

3.	It is the intent of the Company that the foregoing amendments do not constitute a material modification to Part A of the Plan such to subject deferred compensation that was earned and vested under the Plan as of December 31, 2004 to the requirements of Code Section 409A.

4.	Capitalized terms not otherwise defined herein have the same meanings ascribed to them in the Plan.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the 16th day of December, 2009.

Ferro Corporation
By:	/s/ James F. Kirsch
James F. Kirsch
Chairman, President & Chief Executive Officer

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